Exhibit 21

SUBSIDIARIES OF OVERSEAS PARTNERS LTD.

Entity	Jurisdiction of Incorporation
Overseas Partners Re Ltd.	Bermuda

Overseas Partners Assurance Ltd.	Bermuda

OPL Group Investment Ltd	Bermuda

Overseas Partners Credit, Inc.	Cayman Islands

KMS II Realty Limited Partnership	Delaware

Overseas Capital LLC	Delaware

Overseas Capital Business Trust	Massachusetts

Overseas Partners Capital (Illinois), Inc.	Delaware

Overseas Partners US Holding Company	Delaware

Overseas Partners US Reinsurance Company	Delaware

OP-US Consulting, Inc.	Pennsylvania

OP Re Ireland Holdings Limited	Ireland

OP Re Ireland Limited	Ireland